EXHIBIT 15.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:
(1) Post-Effective Amendment No. 1 to the Registration Statement (Form S-8 No. 333-239478) pertaining to the Share Option Scheme and the 2020 Restricted Shares Plan of Legend Biotech Corporation,
(2) Registration Statement (Form F-3 No.333-257609) of Legend Biotech Corporation, and
(3) Registration Statement (Form F-3 No.333-257625) of Legend Biotech Corporation;
of our reports dated March 29, 2023, with respect to the consolidated financial statements of Legend Biotech Corporation and the effectiveness of internal control over financial reporting of Legend Biotech Corporation included in this Annual Report (Form 20-F) of Legend Biotech Corporation for the year ended December 31, 2022.

/s/Ernst & Young LLP
Iselin, New Jersey
March 29, 2023